Exhibit 4.4

Axcelis Technologies, Inc.

Description of Securities Registered under Section 12 of the Securities Exchange Act of 1934

Our common stock, par value $0.001 per share, stock is the only class of our securities registered under the Exchange Act. We are authorized to issue 75,000,000 shares of common stock. Below is a summary of the material rights of our common stock. This summary is qualified by reference to the provisions of our restated Certificate of Incorporation and amended and restated bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K.

Issuance

The authorized shares of common stock may be issued by the Board of Directors without further action by our stockholders unless required by applicable law or the rules of any stock exchange on which our securities may be listed or traded.

Voting Rights	The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights.
Advance notice provisions for stockholder proposals and stockholder nominations of directors.

 Our bylaws provide that, for nominations to the Board of Directors or for other business to be properly brought by a holder of common stock before a meeting of stockholders, the stockholder must first have given notice of the proposal in writing to our corporate secretary within the deadlines set forth in the bylaws. Detailed requirements as to the form of the notice and information required in the notice are specified in the bylaws. If it is determined that business was not properly brought before a meeting in accordance with the bylaws, such business will not be conducted at the meeting. The bylaws may have the effect of precluding the conduct of some business at a stockholders’ meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Limitations on stockholder action without a meeting and the ability of stockholders to call a meeting.

Our certificate of incorporation does not allow stockholders to act by written consent. This requires that stockholders may act only at a duly called stockholders’ meeting. In addition, under our certificate of incorporation special meetings of stockholders may not be called by the stockholders.  Under our bylaws, special meetings of the stockholders may be called only by our chairman, the chief executive officer, or the Board of Directors.

Approval of Certain Corporate Actions.

Except as set forth in the following sentence, the stockholders may, by vote of a majority of the stock outstanding and entitled to vote thereon (or if there are two or more classes of stock entitled to vote as separate classes, then by vote of a majority of each such class of stock outstanding), (i) authorize any amendment to the certificate of incorporation, (ii) authorize the sale, lease, or exchange of all or substantially all of the corporation’s property and assets, and (iii) approve an agreement of merger or consolidation.  Under our certificate of incorporation, the affirmative vote of the holders of at least 75% of the aggregate of the then outstanding shares of common stock (and of any series of preferred stock the terms of which provide for voting on the matter together with the common stock as a single class) shall be required to alter, amend, supplement or repeal, or to adopt any provision inconsistent with the purpose or intent of, Sections 4, 6.4(b), 12, 13 or 14 of Article Third of the certificate of incorporation, addressing capitalization of the Company, removal of directors without cause, the restrictions on stockholder action without a meeting and the ability of stockholders to call a meeting, as well as the 75% vote requirement itself.

Dividend Rights

Holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our Board of Directors, in its discretion, out of assets legally available, subject to preferences that may be applicable to any preferred stock outstanding at the time.

Liquidation Rights

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock.

Preemption Rights	None.
Liability to Calls or Assessment	None.
Conversion Rights	None.
Redemption Rights	None.
Sinking Fund Provisions	None.

Effect of Issuance of Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 30,000,000 shares of preferred stock, $0.001 par value, in one or more series. None of such authorized shares are presently outstanding. Any series of preferred stock would have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as determined by the Board of Directors, which may include among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

The rights of the holders of common stock would be subject to the rights of holders of any preferred stock issued in the future. The effects of such issuance, among other things, could include dilution in the voting power of the common stock if the preferred stock has voting rights and the reduction or restriction of the rights of holders of common stock to receive a payment in the event of any liquidation, dissolution or winding up of the Company. The issuance of preferred stock may render more difficult or expensive or tend to discourage a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management.